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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
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                                    Form 8-K


     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


Date of Report  November 29, 2004

                                  EPIXTAR CORP.
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               (Exact name of Registrant as specified in charter)


Florida                         011-15499                      55-0722193
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(State or Other           (Commission File No.)              (IRS Employer
Jurisdiction of                                            Identification No.)
Incorporation)


                   11900 Biscayne Blvd., Miami, Florida 33181
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                    (Address of principal executive officers)

                                  305-503-8600
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                                   (Telephone)








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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 29, 2004 Epixtar entered into an agreement with the shareholders of Innovative Marketing Strategies, Inc. ("IMS") for the acquisition of all its shares. The Company will pay $7,500,000 to acquire all shares. IMS operates domestic and foreign call centers located in Manila, Philippines; Duluth, Minnesota; Wheeling, West Virginia; and Pittsburg, Kansas.
The purchase price consists of certain advances made, a closing payment, and a 2-year note. The amount payable is reduced by certain of IMS' retained liabilities. The closing will occur in January 2005 and is subject to certain conditions including the delivery of financials and absence of material changes. In connection with the transaction, Epixtar entered into a finders agreement for 5% of the transaction value payable in installments.



ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS:
APPOINTMENT OF PRINCIPAL OFFICERS.

Ilene Kaminsky ,age 39, became chief executive officer of Epixtar on November 29, 2004. Previously, she served in a variety of positions at Cisco Systems between November 2000 to November 2004. Most recently she was Director of Strategy and Operations for U.S. Cable, Telco and Emerging Providers sales organization. Immediately prior she was director and then managing director for the Internet Business Solutions Group's ("IBSG") Global Challenger Service Providers Practice. In that capacity Ms. Kaminsky lead business strategy and operations engagements with key clients. Her first position at Cisco was senior manager for U.S. Cable and CLECs with IBSG. From December 1999 until joining Cisco Systems, Ms. Kaminsky was vice president of marketing for HTE8, a wireless broadband service provider. Her prior experience includes consulting for various of telcom and datacom service providers to develop corporate strategy concentrating on product development and deployment.


David Srour remains as President and is now also our Chief Operating Officer.


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                                    SIGNATURE

         Pursuant to the requirements of the Signature and Exchange Act of 1934,the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 3, 2004



                                             EPIXTAR CORP.
                                             (Registrant)


                                               By: /s/ David Srour
                                                   ------------
                                                   David Srour
                                                   President